Valeritas’ V-Go® Wearable Insulin Delivery Device Provides Clinical and Economic Benefits, A1C Response and Lower Total Daily Insulin Dose through Prospective Randomized Trial and Real-World Use by Patients with Type 2 Diabetes

Data presented at the ADA 77th Scientific Sessions, June 9-13, 2017

BRIDGEWATER, New Jersey, June 12, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced data demonstrating that use of the V-Go® Wearable Insulin Delivery Device provided clinical and economic benefits in real-world use by patients with type 2 diabetes. Results from three abstracts were presented at the American Diabetes Association (ADA) 77th Scientific Sessions, two during a poster session on Sunday, June 11, 2017, 12:00 p.m. - 1:00 p.m. PDT, in addition to an oral presentation in the session entitled Translating Therapeutics to the Real World, presented on Sunday, June 11, from 8:00 a.m. - 10:00 a.m. PDT in San Diego, CA.

“There are a significant number of patients with type 2 diabetes who are prescribed multiple daily injections of insulin who far exceed the recommended A1C goals,” said John Timberlake, President and Chief Executive Officer of Valeritas. The results presented at this ADA meeting further demonstrate that use of V-Go can provide significant and meaningful clinical and economic benefits, and reduce the total daily insulin dose in patients with type 2 diabetes compared to regimens with insulin injections. Insulin works when the patient takes it and Valeritas continues to demonstrate how V-Go can provide benefits for patients with type 2 diabetes in a simple to train and simple to use wearable insulin delivery device.”
Oral Presentation 174-OR: A Prospective Pragmatic Clinical Trial to Compare the Real-World Use of V-Go in Type 2 Diabetes Patients

This study was a prospective pragmatic clinical trial evaluating V-Go compared to a standard treatment optimization control (STO). The trial utilized cluster randomization where study sites rather than individual patients were randomized to V-Go or STO. Patients with type 2 diabetes taking insulin were enrolled and treated according to routine practice for up to 4 months. Patients initializing V-Go stopped other insulin therapy. All treatments, medications and supplies were obtained by usual care utilizing patient insurance and co-pays. The primary outcome was the difference in the change in A1C from baseline to end of study (EOS). The analysis population included 415 patients, 246 STO and 169 V-Go across 52 sites. Being a pragmatic clinical study, the population was largely similar to the general diabetes population receiving insulin with higher baseline A1C’s and comorbidities compared to traditional exploratory clinical studies. There were significant A1C decreases from baseline with V-Go (-0.95%, p<0.001) and STO (-0.46%, p<0.001) and for V-Go vs. STO (p<0.002) within the four month evaluation period. Total daily insulin dose (TDD) declined from 71.3 units/day at baseline with V-Go to 54.0 units/day while remaining unchanged at approximately 72 units/day for STO. Patient satisfaction improved with V-Go and 93.5 percent of patients used V-Go as directed. Investigators concluded that V-Go improved A1C with decreased insulin dose and increased patient treatment satisfaction compared to standard clinical practice in a real-world setting.
Poster #1044-P: Clinical and Economic Benefits of V-Go in Patients with Type 2 Diabetes Administering Multiple Daily Injections
This retrospective study evaluated whether patients administering multiple daily insulin injections (MDI) who were switched to V-Go with persistent use (greater than or equal to 5 months) had improved clinical and economic outcomes and how these outcomes compared to patients who discontinued V-Go and resumed conventional insulin delivery (CID) for greater than or equal to 5 months. Patients who persisted on V-Go had significantly greater reductions in A1C levels compared to CID patients (-1.42 vs. -0.46%, p=0.018). Change in total daily dose also favored V-Go compared to CID (-8.11 vs. +9.50 units/day, p=0.003). From a pharmacy budget impact, V-Go proved to be more cost-effective than CID. This study demonstrated that persistent use of V-Go offered clinical and economic advantages compared to patients discontinuing V-Go to resume CID.
Poster # 1056-P: Type 2 Diabetes Patients in Poor Glycemic Control Using Multiple Daily Insulin Injections (MDI): Lower A1C and Total Daily Insulin Dose (TDD) when Transferring to V-Go vs. Standard of Care (SOC)
The data presented in this abstract were based on the MDI subset from a larger prospective multicenter study of patients on insulin enrolled and randomized to either insulin-delivered with V-Go or to optimized standard of care (SOC) for up to 4 months. The purpose of this analysis was to describe the relationship between insulin dose and A1C response in patients using basal-bolus insulin at baseline. Patients using V-Go had a larger reduction from baseline A1C than SOC (-1.00% vs. -0.35%, P=0.006). TDD was reduced from 75 units to 55 units per day with V-Go but unchanged with SOC. Patients in the optimized standard of care arm had minor changes in A1C with almost no change in total insulin dose while V-Go patients had a resultant shift to lower A1Cs coupled with lower total insulin dose, with the lower A1C deciles nearing established A1C goals.
About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

An experimental result, such as those derived from a clinical or non-clinical study is statistically significant if it is unlikely to have occurred by chance. The statistical significance of experimental results is determined by a widely used statistical method that establishes the p-value of the results, which is a statistical measure of the probability that the difference in results between treatment and control groups in a study could have occurred by chance. Under this method, the smaller the p-value the greater the confidence that the results are significant, and a p-value of less than .05, reflecting a less than one-in-twenty probability that the result occurred by chance, is generally considered by the FDA to represent statistical significance.

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